Exhibit 4.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of May 31, 2010, by and among: ScanMaster Systems (I.R.T.) ltd., an Israeli Company organized under the laws of Israel ("Purchaser"); and IRT ScanMaster Systems Inc., a company organized under the laws of the State of New Hampshire with its offices at 319, Garlington Road, Suite B4, Greenville, South Carolina, USA (the "Company") (Company together with Purchaser, the "Parties" and each a "Party").  Certain other capitalized terms used in this Agreement are defined in Asset and Liability  Re-Allocation Agreement (as defined hereinafter), shall apply in their entirety to this Agreement, mutatis mutandis, unless such capitalized term is explicitly defined otherwise herein this Agreement.

Recitals

WHEREAS,	The Company and the Purchaser are each a wholly owned subsidiary of Elbit Visions Systems Ltd. ("EVS"); and

WHEREAS,	the Company, the Purchaser and EVS have jointly utilized assets and have had common management and other functions; and

WHEREAS,	EVS, the Purchaser and other parties have entered into an agreement for the sale of the Purchaser to a group of investors (the "SPA"); and

WHEREAS,
EVS and the Purchaser have re-allocated their assets and liabilities so that each entity will fully own and be fully responsible for its respective business following the sale of the Purchaser, all in accordance with and subject to the terms and conditions of the Asset and Liability Re-Allocation Agreement; and

WHEREAS,	The parties have agreed that the Purchaser shall purchase all of the remaining assets of the Company, upon the terms and conditions contained herein.

Agreement

NOW Therefore, the parties to this Agreement agree as follows:

Section 1.	Description of Transaction.

1.1           Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Company and Purchaser herein set forth, at the Closing, the Company shall sell, transfer, convey, assign and deliver to Purchaser, by appropriate deeds, bills of sale, assignments and other instruments reasonably satisfactory to the Purchaser and its counsel, and Purchaser shall purchase from the Company, all of the Company's right, title and interest in and to its assets as defined in Schedule 1 attached hereto as well as any new assets created or received by the Company subsequent to the date of this Agreement and prior to the final liquidation of the Company (the "Assets"). The Assets shall be conveyed free and clear of all liabilities, obligations, Liens and Encumbrances, excepting only the exceptions set forth in Schedule 1.

1.2           Assumption of Liabilities.  As consideration for the purchase and sale of the Assets, the Purchaser shall, from and after the Closing, assume, perform, discharge and pay when due, the liabilities and obligations of the Company as set forth in Schedule 1 and only to the extent set forth in Schedule 1, as well as any new liabilities assumed by or imposed upon the Company subsequent to the date of this Agreement and prior to the final liquidation of the Company (the "Liabilities").

1.3           For avoidance of doubt it is hereby clarified that other than the Assets and the Liabilities, which are being and may be acquired and assumed by the Purchaser, all other existing assets and liabilities of the Company shall be retained by the Company after the Closing.

Section 2.	Representations and Warranties of the Parties

Each Party represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by each Party and the consummation by each Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Party. This Agreement has been duly and validly executed and delivered by each Party.

Section 3.	Guarantees

From and after the Closing (as defined below), any and all guarantees, undertakings and Liens of any form and sort ("Guarantees") granted by a party hereto ("Guarantor") in favor of the other party or EVS ("Beneficiary") (including guarantees and collateral to banking and financial institutions) shall be forthwith cancelled and the Guarantor shall be totally and irrevocably released from any and all such Guarantees.

The Beneficiary undertakes to take any and all required actions and to provide any and all substitute Guarantees required to release the Guarantor from any Guarantees and to replace any Guarantees granted by Guarantor in favor of the Beneficiary, no later than 28 days of receipt of the Guarantor's first written notice informing it of such Guarantee.

Section 4.	Enquiries, Payables and Receivables

4.1           From and after the Closing, each Party shall promptly forward the other any enquiries in connection with the other Party's Business, including without limitation, any of the following:

4.1.1 Requests for payment for goods and services furnished by a third Party;

4.1.2 Requests for performance of unperformed obligations and liabilities under licenses, permits and Contracts;

4.1.3 Requests for performance of all warranty, maintenance and support work; and

4.1.4 Requests for payment of any Israeli or U.S. federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, use, employment or withholding taxes, including interest, penalties and additions in connection therewith.

4.2            Immediately following receipt of any forwarded request as set forth in Section 4.1  the receiving Party shall promptly take all steps required to notify the third party that it is responsible for payment or performance, as the case may be, of such Liability, and shall be responsible, pursuant to assume, perform, discharge and pay any such Liability

4.3           From and after the signing of this Agreement by the Parties, each Party shall inform the other and transfer to it, upon the Closing, any and all amounts received by it in connection with any of the other Party's Assets or the Business. It is hereby made clear that all such amounts shall be deemed owned by the rightful owner and held for its benefit and on its behalf in trust by and until the transfer thereof.

Section 5.	Closing

The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Matry, Meiri & Co. Law Offices or at such other place, date and time as the Company and the Purchaser may agree, but no later than the earlier of: (i) June 30, 2010; and (ii) the assignment of this Agreement to a new company to be incorporated in the USA by the Purchaser as a fully-owned subsidiary of the Purchaser (the "Closing").

Section 6.	Indemnification.

6.1
From and after the Closing, each Party shall indemnify, defend and hold harmless the other Party and its respective directors, officers, agents and representatives (collectively, "Indemnified Persons") from and against any and all Losses which may be incurred or suffered by any such Indemnified Person and which may arise out of or result from the other Party's Assets, Business, Liabilities and /or in connection with Guarantees granted in such party's favor, including, without limitation, as set forth in Section 0.

6.2
Notice to Indemnifying Party. If any Party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other Party (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 6, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnified Party shall not settle or compromise any claim by a third Party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 6.3.  Failure by the Indemnified Party to give notice promptly will not affect the indemnification obligations of the Indemnifying Party except and to the extent the Indemnifying Party is prejudiced thereby.

6.3
Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a Party to this Agreement, the Indemnifying Party at its sole cost and expense shall, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense; provided, however, that if there exists a conflict of interests between the Indemnifying Party (or any constituent Party thereof) and the Indemnified Party, the Indemnified Party (or such constituent Party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one such separate counsel.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in the defense of such action, with its counsel and at its own expense.  Notwithstanding the foregoing, however, a Party shall in all cases be entitled to control the defense of any such action if it (i) may result in injunctions or other equitable remedies in respect of the Party or its business; or (ii) may have an adverse impact on the Party's business or its financial condition even if the other Party pays all indemnification amounts in full.

6.4
Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

Section 7.	Mutual Release

7.1
Other than as set forth in this Agreement (including the Schedules), the Company on the one part and the Purchaser on the other part (both including their respective affiliates, predecessors, successors, shareholders, directors, observers, employees, agents, attorneys, consultants or anyone acting on their behalf – such inclusion to apply to both sets of parties both as a releasing party and as a released party) mutually, permanently and irrevocably release each other, from any and all claims, actions or demands, known or unknown, past present or future, arising, directly or indirectly, out of, or related, in any way, to the period prior to the Closing.

7.2
Each Party represents and warrants that the financial undertakings and obligations of its counter party expressly contained herein, constitutes the entire and complete outstanding debt and liability of such party to it, and such party hereby irrevocably waives any and all rights, claims and demands against such its counter party in connection with any other financial undertakings, obligations, liabilities and debts, and shall not be entitled to initiate  any legal proceeding and/or actions in connection therewith.

Section 8.	Limitation of Liability

In no event shall either of the parties or any of their affiliates or any of their respective trustees, directors, officers,  employees and agents be liable to the other party or any of its affiliates, sublicensees or distributors for indirect, special, incidental or consequential damages of any kind arising in any way out of this agreement, however caused and on any theory of liability, including without limitation economic damages or lost profits, regardless of whether such party shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing.

Section 9.	Miscellaneous

7.3
Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules hereto, and other documents contemplated hereby to be delivered by the Parties, covers the entire understanding of the Parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of the terms and conditions shall be effective unless made in writing and signed by the Parties or their respective duly authorized agents.

7.4	Taxes and expenses. Each of the Parties shall bear and pay all of its taxes and expenses (including legal costs) in connection with the negotiation, execution and performance of this Agreement.

7.5
No Waiver. Any failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or any other right or privilege.

7.6
Delays or Omissions. No failure or delay by a Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege, nor shall it be construed to be a waiver of any such breach or default therein or in any similar breach or default thereafter occurring.

7.7	Successors and Assigns. Neither Party may assign its rights, privileges or obligations under this Agreement without the express written consent of the other Party.

7.8	No Third Party Beneficiaries. Other than pursuant to Sections 0, this Agreement shall not confer any rights or remedies on any person other than the Parties.

7.9	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be deemed to constitute one and the same instrument.

7.10
Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objects of the invalid or unenforceable provision.

7.11
Notices. All notices, requests, demands and other communications hereunder shall be made in writing, and shall be deemed to have been duly given if delivered by overnight courier, sent by mail to the respective parties or personally delivered addressed written above or to such other address as Purchaser or Seller may designate by written notice to the other Parties. Any such notices, requests, demands or other communications shall be deemed to have been duly given when received, if delivered personally or, if mailed, on the date five (5) days after the date so deposited in the mails, postage prepaid, return receipt requested or on the day following the day sent if sent by prepaid overnight delivery service.  Notices, requests and other communications hereunder may be delivered by electronic facsimile transmission (fax) or e-mail if confirmation by sender is made within three (3) Business Days by mail or personal delivery. All periods of notice shall be measured from the date of deemed delivery thereof.

7.12
Governing Law & Forum. This Agreement shall be governed and construed under the laws of the State of Israel and the exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the competent courts in Tel Aviv or Hamerkaz District.

7.13
Further Assurances. The Parties undertake to sign, whether prior to the Closing or thereafter, any document or instrument which may be required for the purpose of consummating and giving effect to the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

ScanMaster (I.R.T.) ltd.

By:  ________________________

Name: ______________________

Title:  ______________________

IRT ScanMaster Systems Inc.

By:  ________________________

Name: ______________________

Title:  ______________________

Schedule 1